Exhibit 99

1660 Lincoln Street, Suite 2700
Denver, CO 80264
Phone:  303/839-5504
Fax:  303/832-3013

FOR IMMEDIATE RELEASE

PRESS RELEASE

Contact:  Rebecca Palumbo
Phone:  303/839-5504 ext. 316

HALLADOR ENERGY COMPANY ANNOUNCES A ONE-TIME
CASH DIVIDEND OF $0.10 PER SHARE

Denver, Colorado (May 27, 2010)

Hallador Energy Company (Hallador) (Nasdaq: HNRG), today announced that its Board of Directors has declared a one-time cash dividend of $0.10 per common share of which there are 27,782,028 outstanding. The cash dividend will be payable July 16, 2010 to shareholders of record at the close of business July 9, 2010.

Furthermore, the board approved that the $.10 dividend would also apply to the 1,152,000 outstanding restricted stock units and to the 434,167 outstanding stock options.  The total cash payment for all the outstanding securities will be about $2.9 million.

“We are very proud and excited that we are in good financial shape and able to pay this dividend,” said Andy Bishop, CFO.  “We expect the dividend to be treated as a qualified dividend for income tax purpose for the recipients and each spring we plan to evaluate our cash position and funding requirements and decide if we would again, declare a cash dividend. We have under contract over 95% of our coal production through the end of 2013.”

Through our wholly-owned subsidiary, Sunrise Coal, we operate an underground coal mine in Southwest Indiana.

For more information please visit both of our websites, www.halladorenergy.com or www.sunrisecoal.com.

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